Filed Pursuant to Rule 433 Registration Statement No. 333-262557 Dated December 14, 2023

Market Linked Securities – Leveraged Upside Participation and 1-to-1 Downside Exposure
Principal at Risk Securities Linked to the iShares® 20+ Year Treasury Bond ETF due June 24, 2027
Term Sheet to the Preliminary Pricing Supplement dated December 14, 2023

Summary of Terms
Issuer:	The Toronto-Dominion Bank (the “Bank”)
Underwriters:	TD Securities (USA) LLC and Wells Fargo Securities, LLC
Market Measure:	iShares® 20+ Year Treasury Bond ETF (the “Fund”) (Bloomberg Ticker: TLT)
Pricing Date:*	December 20, 2023
Issue Date:*	December 26, 2023
Face Amount and Original Offering Price:	$1,000 per security
Maturity Payment Amount (per Security):
•    If the ending price is greater than the starting price:
$1,000 + $1,000 × fund return × upside participation rate; or
•    If the ending price is less than or equal to the starting price:
$1,000 + ($1,000 × fund return)

Fund Return:	The ending price minus the starting price divided by the starting price (expressed as a percentage)
Calculation Day:*	June 21, 2027, subject to postponement
Stated Maturity Date:*	June 24, 2027, subject to postponement
Starting Price:	The fund closing price of the Fund on the pricing date
Ending Price:	The fund closing price of the Fund on the calculation day
Upside Participation Rate:	100%
Calculation Agent:	The Bank
Denominations:	$1,000 and any integral multiple of $1,000
Agent Discount:**	Up to 2.825%; dealers, including Wells Fargo Advisors, LLC (“WFA”), may receive a selling concession of up to 2.25%, and WFA may receive a distribution expense fee of 0.075%.
CUSIP / ISIN:	89115FKY6 / US89115FKY69
Material Canadian and U.S. Tax Consequences:	See the preliminary pricing supplement.
*	Subject to change.
**
In respect of certain securities, we may pay a fee of up to $2.50 per security to selected securities dealers for marketing and other services in connection with the distribution of the securities to other securities dealers.

Hypothetical Payout Profile***

***assumes a participation rate equal to the lowest participation rate that may be determined on the pricing date.
The securities do not pay interest. If the ending price is less than the starting price, you will have full downside exposure to the decrease in the price of the Fund from the starting price and will lose some, and possibly all, of the face amount of your securities at maturity.
Our estimated value of the securities at the time the terms of your securities are set on the pricing date is expected to be between $895.00 and $935.00 per security. The estimated value is expected to be less than the public offering price of the securities. See “Estimated Value of the Securities” in the preliminary pricing supplement.
Preliminary pricing supplement:
http://www.sec.gov/Archives/edgar/data/947263/000114036123057643/ef20016584_424b2.htm

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision. The securities have complex features and investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page P-8 of the preliminary pricing supplement, “Risk Factors” beginning on page PS-5 of the product supplement MLN-WF-1 dated August 31, 2022 (the “product supplement”) and “Risk Factors” on page 1 of the prospectus dated March 4, 2022 (the “prospectus”). The securities are not a bank deposit and not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality of Canada or the United States.

Selected Risk Considerations
The risks set forth below are discussed in detail in “Selected Risk Considerations” in the preliminary pricing supplement and “Risk Factors” in the product supplement and the prospectus. Please review those risk disclosures carefully.
•	If The Ending Price Is Less Than The Starting Price, You Will Lose Some, And Possibly All, Of The Face Amount Of Your Securities At Maturity.
•	The Securities Provide Exposure Solely To The Fund’s Price Performance, Which Excludes All Of The Fund’s Distributions Of Interest Payments And, Therefore, An Investment In The Securities Involves Different Considerations Than A Direct Investment In The Fund.

•	No Periodic Interest Will Be Paid On The Securities.
•	Investors Are Subject To The Bank’s Credit Risk, And The Bank’s Credit Ratings And Credit Spreads May Adversely Affect The Market Value Of The Securities.
•	The Estimated Value Of Your Securities Is Expected To Be Less Than The Original Offering Price Of Your Securities.
•	The Estimated Value Of Your Securities Is Based On Our Internal Funding Rate.
•	The Estimated Value Of The Securities Is Based On Our Internal Pricing Models, Which May Prove To Be Inaccurate And May Be Different From The Pricing Models Of Other Financial Institutions.
•
The Estimated Value Of Your Securities Is Not A Prediction Of The Prices At Which You May Sell Your Securities In The Secondary Market, If Any, And Such Secondary Market Prices, If Any, Will Likely Be Less Than The Original Offering Price Of Your Securities And May Be Less Than The Estimated Value Of Your Securities.

•	The Temporary Price At Which We May Initially Buy The Securities In The Secondary Market May Not Be Indicative Of Future Prices Of Your Securities.
•	The Agent Discount, Offering Expenses And Certain Hedging Costs Are Likely To Adversely Affect Secondary Market Prices.
•	There May Not Be An Active Trading Market For The Securities — Sales In The Secondary Market May Result In Significant Losses.
•	If The Price Of The Fund Changes, The Market Value Of Your Securities May Not Change In The Same Manner.
•	Investing In The Securities Is Not The Same As Investing In The Fund.
•	Historical Prices Of The Fund Should Not Be Taken As An Indication Of The Future Performance Of The Fund During The Term Of The Securities.
•	Changes That Affect A Fund Or Its Fund Underlying Index May Adversely Affect The Value Of The Securities And Any Payments On The Securities.
•	We, The Agents And Our Respective Affiliates Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Fund Or Its Fund Underlying Index.
•
We And Our Affiliates And the Agents And Their Affiliates Have No Affiliation With Any Fund Sponsor Or Fund Underlying Index Sponsor And Have Not Independently Verified Their Public Disclosure Of Information.

•	An Investment Linked To The Shares Of A Fund Is Different From An Investment Linked To Its Fund Underlying Index.
•	There Are Management and Liquidity Risks Associated With A Fund.
•	Anti-dilution Adjustments Relating To The Shares Of A Fund Do Not Address Every Event That Could Affect Such Shares.
•	The Value Of The Fund May Be Influenced By Unpredictable Changes In The Markets And Economies Of The U.S.
•	The Fund Is Subject To Significant Risks, Including Interest Rate-Related And Credit-Related Risks.
•	Your Investment Is Subject To Concentration Risks.
•	Trading And Business Activities By The Bank Or Its Affiliates May Adversely Affect The Market Value Of, And Any Amount Payable On, The Securities.
•	There Are Potential Conflicts Of Interest Between You And The Calculation Agent.
•	The Tax Consequences Of An Investment In The Securities Are Unclear.

The Bank has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Bank has filed with the SEC for more complete information about the Bank and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Bank, any Underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Wells Fargo Securities, LLC at 866-346-7732.
Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.